Exhibit 3.1

EXECUTION COPY

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

MONUMENT INTERMEDIATE HOLDINGS, LP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2016, by and between Monument Ventures GP, L.L.C. (the “GP”), a Delaware limited liability company, as the general partner, and Monument Partners, L.L.C. (the “LP”), a Delaware limited liability company, as the limited partner.

WITNESSETH, THAT WHEREAS:

A. Monument Intermediate Holdings, LP (the “Partnership”) was formed as a limited partnership under the laws of the State of Delaware, which Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware on September 25, 2015.

B. The Partnership is party to that certain Agreement and Plan of Merger dated as of October 22, 2015, pursuant to which, among other transactions, Landmark Apartment Trust, Inc., a Maryland corporation will merge with and into the Partnership (the “Merger”), with the Partnership continuing as the surviving entity.

C. The GP and the LP, upon closing and the effectiveness of the Merger, desire to amend and restate their agreement of limited partnership for the Partnership as set forth herein.

The Partners of the Partnership desire to memorialize their agreement of limited partnership for the Partnership.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Partners of the Partnership hereby agree as follows:

1. Name. The business of the Partnership shall be conducted under the name of “Monument Intermediate Holdings, LP.”

2. Term. The term of the Partnership shall continue to January 27, 2056, inclusive, unless sooner terminated as hereinafter provided.

3. Character of Business. The business of the Partnership shall be to engage in all business and investment activities relating to the ownership of equity or debt interests in real estate and such business and investment activities shall include, but shall not be limited to, acquiring, holding, maintaining, operating, leasing, selling, managing, improving, mortgaging, encumbering and otherwise using for profit interests

EXECUTION COPY

in real estate and in securities and other business interests related to real estate, participating as a partner or other investor in other general or limited partnerships or other investment vehicles, the business of which is related to real estate and all other activities related or incidental thereto.

4. Names and Addresses of Partners; Partnership Percentages. The names and addresses of the Partners and their respective “Partnership Percentages” are as follows:

I. General Partner

Name	Address	Partnership Percentage
Monument Ventures GP, L.L.C.	591 West Putnam Avenue Greenwich, CT 06830	0.01%

II. Limited Partner

Name	Address	Partnership Percentage
Monument Partners, L.L.C	591West Putnam Avenue Greenwich, CT 06830	99.99%

5. Principal Place of Business; Agent for Service of Process. The principal place of business of the Partnership is 591 West Putnam Avenue, Greenwich, Connecticut 06830. The name and address of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

6. Certain Definitions. As used herein, the following terms have the following meanings:

A. “Partner(s)” means the partners of this Partnership, where the context does not require differentiation between general and limited partners.

B. “Limited Partner” means LP and its respective permitted successors and assigns hereunder.

C. “General Partner” means GP and its permitted successors and assigns hereunder.

EXECUTION COPY

D. “Partnership Percentage” means, as to each Partners, the percentage specified for such Partner in Section 4 hereof and constituting such Partner’s percentage share of the Partnership’s distributable cash and other assets, profits, losses and gain or loss on the sale or disposition of Partnership assets, subject, however, to the provisions of Section 8 below.

7. Capital Contributions. Capital contributions shall be funded by the Partners pro rata to their respective Partnership Percentages for proper Partnership purposes in amounts and at such times as shall be approved by the General Partner.

8. Distributions and Allocations. All net profits and losses of the Partnership, as well as all distributions to the Partners of assets of the Partnership (including, but not limited to, distributions of the net proceeds of sales by and loans to the Partnership or by or to entities in which the Partnership has interests), shall be allocated and made to the Partners in accordance with their respective Partnership Percentages at the time(s) such profits or losses are incurred by the Partnership or, in the case of distributions, such time(s) as the amounts distributed to the Partners were received by the Partnership; provided, however, that (i) the General Partner shall be entitled to allocate net profits and losses of the Partnership in a contrary manner as it deems necessary in order to maintain the Partners’ capital accounts in accordance with applicable income tax laws and regulations or to effectuate an equitable allocation of such items among the Partners and (ii) net proceeds of any financing may, at the discretion of the General Partner from time to time, be distributed in whole or in part to a Partner (rather than to all Partners in accordance with their respective Partnership Percentages) up to the value of the property being contributed by such Partner to the Partnership; and provided further, however, that the General Partner shall only exercise the power vested in it pursuant to this clause (ii) so as to maintain or effectuate an allocation of the total of contributed and unreturned capital in accordance with the Partners’ Partnership Percentages. Except as is otherwise expressly set forth herein, no Partner shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of and upon the terms and conditions agreed upon by the General Partner.

9. Books and Records of the Partnership; Fiscal Year; Reports. The books and records of the Partnership business shall be kept at the Partnership’s principal place of business and shall be open to inspection by any of the Partners at all reasonable times. All federal and state income tax returns of the Partnership shall be prepared under the direction of the General Partner. The fiscal year of the Partnership shall end on the 31st day of December in each calendar year.

EXECUTION COPY

10. Powers, Rights and Duties of the Partners.

A. Except as otherwise provided in this Agreement, all decisions regarding the Partnership and its business shall be made by the General Partner. The General Partner shall have the exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the Partnership and its business. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Delaware Uniform Limited Partnership Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

B. No Partner shall be obligated to offer any particular investment or opportunity to the Partnership and each Partner may in his or its sole discretion own or operate or participate in businesses, ventures or activities which compete with the Partnership.

C. Notwithstanding anything to the contrary in this Agreement, no Partner shall voluntarily take any action or omit to take any action which would place the Partnership in default in the performance of any of its contractual or legal duties or obligations to other persons or entities. The provisions of this subsection C shall control in the event and to the extent of any conflict or inconsistency with any other term or provision of this Agreement, with the exception of the provisions set forth in Section 7 above, the provisions of said Section 7 to control in the event and to the extent of any conflict or inconsistency with this subsection C or with any other term or provision of this Agreement.

D. “Affiliate(s) of a Partner” means (1) any officer, director, employee, shareholder, partner or relative within the third degree of kindred of such Partner; (2) any corporation, partnership, trust or other entity controlling, controlled by or under common control with such Partner or any such relative of such Partner; and (3) any officer, director, trustee, general partner or employee of any such entity described in (2) above.

E. Affiliates of a Partner may receive commissions when the Partnership buys and sells real property and may be employed to provide property management for the Partnership, but no commissions or compensation payable to such Affiliate for the same may exceed the normal and competitive rates for similar services in the locality where provided. The Partnership may enter into agreements with Affiliates of a Partner to provide management, asset management, insurance brokerage or similar services to the Partnership, provided that any such services by Affiliates shall be at rates at least as favorable to the Partnership as those available from unaffiliated

EXECUTION COPY

parties. The validity of any transaction, agreement or payment involving the Partnership and any Affiliate otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Partner and such Affiliate or the approval of such transaction, agreement or payment by directors of such Affiliate, all or some of whom are also Affiliates or are officers or directors of or are otherwise interested in or related to such Affiliate.

11. Transfer of Partnership Interests. Except as hereinafter provided, no sale, assignment, transfer, encumbrance or hypothecation shall be made by any Partner of the whole or any part of his or its partnership interest in the Partnership (including, but not limited to, his or its interest in the capital or profits of the Partnership). No sale, assignment, transfer, encumbrance or hypothecation in violation of the provisions hereof shall be valid or effective for any purpose and no consent to one or more of the same shall be deemed consent to any other of the same.

12. Sale of Partnership Assets. No portion of the Partnership assets shall be sold, transferred, conveyed, encumbered or hypothecated except by the General Partner acting on behalf of the Partnership.

13. Dissolution of the Partnership.

A. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Partnership, except that the happening of any one of the following events shall work as an immediate dissolution of the Partnership:

(1) The bankruptcy or dissolution of the General Partner which is not followed by an assignment of such General Partner’s partnership interest permitted under Section 11 above (herein, a “Dissolution Event”);

(2) The sale of all the assets of the Partnership (provided, however, that if a portion of the purchase price of such sale or sales is evidenced by a promissory note, the Partnership shall not be dissolved by reason of such sale so long as the Partnership is the holder of such promissory note);

(3) The agreement in writing of the General Partner to dissolve the Partnership; or

(4) The termination of the term of the Partnership pursuant to Section 2 of this Agreement.

Without limitation on the other provisions hereof, the admission of a new Partner shall not work as the dissolution of the Partnership. Except as otherwise

EXECUTION COPY

provided in this Agreement, each Partner agrees that, without the consent of the General Partner, a Partner may not cause a voluntary dissolution of the Partnership.

B. For purposes of this Agreement, the “bankruptcy” of a Partner shall be deemed to have occurred in the event of the commencement of a case by or against such Partner under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; provided, however, that in the event such case shall have been commenced involuntarily against such Partner, then no bankruptcy shall be deemed to have occurred unless such involuntary proceeding shall fail to have been discharged without such Partner having been adjudicated a bankrupt therein on or before that date which is one hundred twenty (120) days subsequent to the commencement of such case.

C. In the event of the dissolution of the Partnership for any reason, the “Winding-Up Partner” (which means the General Partner so long as no Dissolution Event shall have occurred with respect to the General Partner or, in the event a Dissolution Event shall have occurred with respect to the General Partner, then the General Partner’s personal representative, successor or assign), shall commence to wind up the affairs of the Partnership and to liquidate its investments. The Partners shall continue to share income, gain, loss and distributable cash during the period of liquidation in the same manner and proportion as though the Partnership had not dissolved. Notwithstanding the terms and provisions of Section 12 above, the Winding-Up Partner shall have the full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Partnership property pursuant to such liquidation, having due regard to the activity and condition of the relevant markets and general financial and economic conditions.

D. Following the payment of all debts and liabilities of the Partnership and all expense of liquidation, and subject to the right of the Winding-Up Partner to set up such cash reserves as and for so long as he or it may deem reasonably necessary in good faith for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other funds of the Partnership shall be distributed in accordance with Section 8 hereof (after deducting from the distributive share of a Partner any sum such Partner owes the Partnership).

E. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and its capital contribution thereto and share of profits or losses thereof and shall have no recourse therefore against the other Partner(s); provided, however, that nothing herein contained shall relieve any Partner of such Partner’s obligation to make the capital contributions herein provided or to pay any liability or indebtedness owing the Partnership by such Partner, and the Partnership and the other Partners shall be entitled at all times to enforce such obligations of such

EXECUTION COPY

Partner. No holder of a Partnership interest shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

F. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the Winding-Up Partner shall have the authority to execute and record all appropriate documentation in connection therewith.

14. Notices. Any notice which a party is required or may desire to give the other parties shall be in writing, and may be personally delivered or given by United States registered or certified mail, return receipt requested, addressed to the party to whom such notice is directed at the address of such party hereinabove set forth or as set forth in a notice given to all parties hereto in the manner hereby provided. Any notice so given by United States mail shall be deemed to have been given on the third business day after the same is deposited in the United States mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice not given by registered or certified mail as aforesaid shall be deemed to be given upon receipt of the same by the party to whom the same is to be given.

15. Miscellaneous. This Agreement may be amended by written agreement of amendment executed by all the Partners, but not otherwise. Each Partner hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership property. This Agreement constitutes the entire agreement among the parties. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware. Except as herein otherwise specifically provided, this Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, successors and assigns. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held to be invalid, then the remainder of this Agreement, or the application of such provision to other persons or circumstances, shall not be affected thereby. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. If the Partnership or any party obtains a judgment against any other party by reason of breach of this Agreement or failure to comply with the provisions hereof, a reasonable attorneys’ fee as fixed by the court shall be included in such judgment. References herein to any gender shall include all genders and the neutral.

16. Death of Limited Partner. The death, legal incapacity, bankruptcy or dissolution of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon its personal representative or successor, subject to the terms and

EXECUTION COPY

conditions of this Agreement, and the Partnership shall continue as a limited partnership. The successor of such Limited Partner shall be liable for all the obligations of such Limited Partner. However, in no event shall such personal representative or successor become a substituted Limited Partner, except pursuant to and in accordance with the terms and provisions of Section 11 above.

17. Liability of General Partner. None of the General Partner nor any of its Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such action or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.

18. Indemnity of General Partner. The Partnership shall indemnify and hold the General Partner harmless from and against any loss, expense, damage or injury suffered or sustained by the General Partner by reason of any acts, omissions or alleged acts or omissions in its capacity as the General Partner hereunder arising out of its activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in good faith and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence or willful misconduct.

19. Liability of Limited Partners. The Partnership shall, to the maximum extent permitted by Delaware law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director, manager, officer or other person serving in a similar capacity of the Partnership and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director, manager, officer or other person serving in a similar capacity of the Partnership and at the request of the Partnership, serves or has served as a director, officer, partner, manager, managing member or trustee, of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person set forth in clause (a) and (b), an “Indemnified Party” and, collectively, the “Indemnifies Parties”). The rights to indemnification and advance of expenses provided by this Agreement shall vest immediately upon being appointed, elected or otherwise serving at the request of the Partnership as an Indemnified Party. The Partnership may, with the approval of its General Partner, provide such

EXECUTION COPY

indemnification and advance for expenses to an individual who served a predecessor of the Partnership in any of the capacities described in (a) or (b) above and to any employee or agent of the Partnership or a predecessor of the Partnership. The indemnification and payment or reimbursement of expenses provided in this Agreement shall not be deemed exclusive or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any law, resolution, insurance, agreement or otherwise. Neither an amendment or modification to this Section 19, nor the adoption or amendment of any other provision in the Certificate of Limited Partnership or this Agreement inconsistent with this Section 19, shall apply to or affect in any respect the applicability of this Section 19 with respect to any act or failure to act which occurred prior to such amendment, modification or adoption.

20. Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Partner’s interest (whether or not in connection with a liquidation of the Partnership), no Partner shall have any liability to restore any deficit in its capital account. In addition, no allocation to any Partner of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Partnership, even if such allocation reduces a Partner’s capital account; it is also the intent of the Partners that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership (however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partner or of the Partnership). The obligations of the Partners to make contributions pursuant to subsection 7 above are for the exclusive benefit of the Partnership, and are not for the benefit of any creditor of the Partnership; and no such creditor is intended as a third party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any capital contribution obligations of the Partners.

[SIGNATURES CONTINUED ON NEXT PAGE]

EXECUTION COPY

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date written above.

General Partner:

Monument Ventures GP, L.L.C., a Delaware limited liability company,

By:	/s/ Ethan Bing
Name:	Ethan Bing
Title:	Authorized Person

By:	/s/ Robert P. Landin
Name:	Robert P. Landin
Title:	Authorized Person

Limited Partner:

Monument Partners, LLC, a Delaware limited liability company,

By:	/s/ Ethan Bing
Name:	Ethan Bing
Title:	Authorized Person

By:	/s/ Robert P. Landin
Name:	Robert P. Landin
Title:	Authorized Person